Exhibit 99

KFX CALLS FOR NATIONAL LEGISLATION IN WAKE OF NEW CLEAN AIR AND MERCURY REGULATIONS

            DENVER, March 16, 2005 -- KFx Inc. (Amex: KFX), today issued the following statement in response to the finalization of the Environmental Protection Agency’s Clean Air Interstate Rule (CAIR) and Mercury regulation:

            “Balancing clean air with the need and desire to use our domestic coal resources is a tough issue with many constituents and views.  But for the energy industry to move forward and embrace environmental concerns, the most pressing need is not for debate it’s for action.  With these regulations the EPA has taken a strong first step forward and we applaud its efforts,” said Ted Venners, CEO of KFx.

            “We remain committed to helping the coal-fired industry comply with these standards while calling on Congress to pass similar, nationwide legislation.  The adoption of such legislation would further drive the nation toward clean-energy delivery and would provide additional clarity for the power industry as it implements measures to meet emissions standards,” Venners concluded.

About KFx

KFx is a leading clean coal technology provider.  The significant reductions in emissions from the company's proven and patented pre-combustion K-Fuel™ process creates a more efficient fuel with the added benefit of removing mercury, SO2 and NOx.  KFx’s technology removes up to 85% of mercury and up to 30% of SO2 and NOx emissions. The Company's mission is to deploy K-Fuel™ to transform abundant reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Contact:            Michael DiPaolo / Michele Clarke
                        Brainerd Communicators, Inc.
                        212-986-6667